Exhibit 10(b)
July 30, 2007
Mr. Joel Young
[Address]
Dear Joel,
The Compensation Committee of the Board of Directors has approved the following addition to your terms and conditions of employment with Digi International:
Severance Agreement
If Digi International should involuntarily terminate your employment at any time in the future for reasons other than Cause, you will be provided with the following severance package in exchange for a full release of claims against the Company:
1)	Twelve months of base salary in effect at the time of termination. This shall be paid in a lump sum as soon as administratively feasible after the later of the date of termination or the date the release of claims has become irrevocable.

2)	A pro-rata bonus based on number of months worked in the fiscal year prior to a qualifying termination and the Company’s actual performance against annual objections. This pro-rata bonus shall be paid no later than 2.5 months after the close of the fiscal year in which the qualifying termination occurs.
For purposes of this agreement, “Cause” shall mean only the following: (i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (B) any crime or offense involving dishonesty with respect to the Company; (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) material negligence in the performance of your job duties after notice; (iv) failure to devote substantially all of his working time and efforts during normal business hours to the Company’s business; or (v) knowing engagement in conduct which is materially injurious to the Company.
Sincerely,
/s/ Tracy Roberts
Tracy Roberts
VP, Human Resources & IT